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                           DG Investor Series 6/1/97

                          Exhibit 5(i) under Form N-1A
                       Exhibit 10 under Item 601/Reg. S-K


                                    EXHIBIT I
                                     to the
                          Investment Advisory Contract

                               DG INVESTOR SERIES
                                 DG Mid Cap Fund


         For all services rendered by Adviser hereunder, the above-named Fund of the DG Investor Series shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to 1% of the average daily net assets of the Fund.

         The portion of the fee based upon the average daily net assets of the Fund shall be accrued daily at the rate of 1/365th of 1% applied to the daily net assets of the Fund.

         The advisory fee so accrued shall be paid to Adviser daily.

         Witness the due execution hereof this June 1, 1997.



Attest:                                         ParkSouth Corporation



/s/ J. Clifford Harrison                        By:  /s/Raymond F. Thompson, Jr.
       Secretary                                   President


Attest:                                         DG Investor Series




/s/ John W. McGonigle                           By:  /s/ J. Christopher Donahue
   Secretary                                      Executive Vice President